SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report : August 13, 2002

WINTER SPORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

MONTANA
(State or Other Jurisdiction of Incorporation)

0-15030 (Commission File No.)	81-0221770 (I.R.S Employer Identification No.)

3910 Big Mountain Road, Whitefish, Montana (Address of Principal Executive Offices)	59937 (Zip Code)

(406) 862-1900
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Item 5  OTHER EVENTS

On August 12, 2002 the registrant announced that the Company’s Board of Directors authorized management to seek financing and pursue design documents for a conference center to be built in the village core of Big Mountain Resort. The new facility will measure 41,000(including parking) and is tentatively scheduled to open the first part of calendar year 2004. Once management secures financing, it will present to the Board a proposed construction schedule, final construction documents and the financing arrangements for their consideration. Further information is contained in the attached press release which was issued today by the registrant (See Exhibit A).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Winter Sports, Inc.

August 13, 2002	By /s/ Michael Collins Michael Collins President & Chief Executive Officer (Principal Executive Officer)

2

Contact: Brian Schott or Dan Virkstis 406) 862-1949 - (406) 862-1948 bschott@bigmtn.com danv@bigmtn.com

CONFERENCE FACILITY PLANNED FOR GLACIER VILLAGE
Big Mountain Resort home of Crown of the Continent

WHITEFISH, MONT. (August 12, 2002) – The Winter Sports, Inc. Board of Directors is pleased to announce their endorsement of the new Crown of the Continent Conference Center in Glacier Village at Big Mountain Resort. The Board recently gave management the go-ahead to finish the planning stage of the project including choosing a contractor and securing financing for the venture.

“We are very pleased that the Board has given us the approval to move ahead on this critical building block for the Resort,” said Mike Collins, CEO of Winter Sports, Inc. and President of Big Mountain Resort. “The opportunity to augment our business with year round conferencing will be a tremendous boon, especially during shoulder and summer months, the prime season for meetings of all kinds.”

The Crown of the Continent Conference Center will offer 41,000 square feet in three stories including 2 levels of meeting rooms and public space consisting of 8 different sizes and configurations. An under ground parking level will accommodate 36 vehicles. The facility will be state-of-the-art in technology, comfort, flexibility and services. The plan includes a full catering kitchen and general public concession services designed to serve groups of all sizes up to 1000 people depending on their needs. The structure has been designed to hold up to 500 people seated for dinner on the upper level alone.

“Assuming we are successful with our next steps,” Collins went on to say, “we will break ground on the Crown of the Continent Conference Center in January of 2003. As such, we are actively planning for the impact this will have on our guests this winter. However, many of decisions have already been made because of the construction of Morning Eagle Lodge.”

The development of the conference center this winter will mean the removal of the ‘Stube sometime this fall.

“We actively pursued several interim options to save the Bierstube but over time and with a lot of input from a large number of people, all the options were ruled out for a variety of very good reasons,” said Collins. “There is a soft spot in all of our hearts for the ‘Stube and for the fun that put the establishment on the map for visitors and locals alike. The ‘Stube has been in at least two locations on the Mountain over the years and we intend for it to live again in yet another location as the Village renewal becomes reality.”

Resort developer Hines Resorts is currently building Morning Eagle Lodge, a new retail and residential building in the heart of the Big Mountain’s Glacier Village. Condo units were offered in pre-sales in February of 2002. There are a few remaining units on the market at this time. Those still offered for sale are expected to be sold by the end of the 2002/2003 winter season. Morning Eagle Lodge is situated where Alpine Lodge, Resort Marketing and the Big Drift Coffee House were previously located and is scheduled for completion in November 2003.

Big Drift Coffee House has a new location near the Glacier Chaser gondola/chairlift and the lower level of the Outpost Lodge has been remodeled to accommodate the loss of the Alpine Lodge facility. There will also be a temporary brown bag facility at the top of the Village Lift (Chair 6) for a limited number of day visitors. Kiddie Korner daycare will be located in a temporary, self-contained building slope side just above Moguls Village Pub. The site was chosen for its proximity to guest shuttles, Ski School and other services in the Village.

For more information about Morning Eagle Lodge and other developments in Glacier Village at Big Mountain Resort, please visit www.glaciervillage.com or contact the Discovery Center at (406) 862-1751. Details on the Crown of the Continent Conference Center will be made available as they develop. For general Big Mountain Resort information, please visit www.bigmtn.com or contact the Guest Services and Information Center at (406) 862-2900.